Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Plus Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	457(c)	1,500,000	$2.34	$3,510,000.00	0.00011020	$386.80

	Total Offering Amounts					$3,510,000.00	0.00011020	$386.80

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$386.80

(1)

Represents the 1,500,000 shares of common stock that are issuable pursuant to a purchase agreement with the selling shareholder named herein. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)	Based on the closing price of shares of the registrant’s common stock on August 4, 2023.